As filed with the Securities and Exchange Commission on January 23, 2013

Registration No. 333‑182640

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
Form S‑4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_____________________________________________
Legg Mason, Inc.
(Exact name of Registrant as specified in its charter)
______________________________________________

Maryland (State or other jurisdiction of incorporation or organization)	6282 (Primary standard Industrial Classification Code Number)	52-1200960 (I.R.S. Employer Identification No.)
_______________________________

100 International Drive
Baltimore, Maryland 21202
(410) 539‑0000
(Address and telephone number of Registrant's principal executive offices)
_______________________________

Thomas P. Lemke, Esq.
Executive Vice President and General Counsel
Legg Mason, Inc.
100 International Drive
Baltimore, Maryland 21202
(Name, address and telephone number of agent for service)
_______________________________

with a copy to:
James S. Scott, Sr., Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848‑4000
_______________________________

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non‑accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e‑4(i) (Cross‑Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d‑1(d) (Cross‑Border Third‑Party Tender Offer)     ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED JANUARY 23, 2013

PROSPECTUS

Legg Mason, Inc.

OFFER TO EXCHANGE

5.50% Senior Notes due 2019
that have been registered under the Securities Act of 1933
($650,000,000 aggregate principal amount)

for

all outstanding unregistered 5.50% Senior Notes due 2019
that were issued on May 21, 2012
($650,000,000 aggregate principal amount)

__________________________________

TERMS OF THE EXCHANGE OFFER

This prospectus and accompanying letter of transmittal relate to the proposed offer by Legg Mason, Inc., a Maryland corporation (the “Issuer”), to exchange up to $650,000,000 aggregate principal amount of 5.50% Senior Notes due 2019, which are registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its unregistered 5.50% Senior Notes due 2019 that were issued on May 21, 2012.  The unregistered notes have certain transfer restrictions.  The exchange notes will be freely transferable.

•	THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON , 2013, UNLESS WE EXTEND THE OFFER.
•	Tenders of outstanding unregistered notes may be withdrawn at any time before 11:59 P.M. on the date the exchange offer expires.
•	All outstanding unregistered notes that are validly tendered and not validly withdrawn will be exchanged.
•
The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except they are registered under the Securities Act, do not have any transfer restrictions and, except in certain limited circumstances, do not have registration rights or rights to additional interest.

•	The exchange of unregistered notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.
•	Legg Mason, Inc. will not receive any proceeds from the exchange offer.
•	The exchange notes will not be listed on any exchange.

Each broker‑dealer that receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, a broker‑dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  A broker‑dealer may use this prospectus, as we may amend or supplement it in the future, for resales of exchange notes.  We will make this prospectus available to any broker‑dealer for use in connection with any such resale for a period of 180 days after the date of consummation of this exchange offer.

Please see “Risk Factors” beginning on page 7 for a discussion of certain factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission nor any other regulatory authority has approved or disapproved the securities offered hereby, nor have any of the foregoing authorities passed upon or endorsed the merits of this exchange offer or the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.  We are not making an offer of these securities in any state where the offer is not permitted.

The date of this prospectus is                           , 2013.

Each holder of an unregistered note wishing to accept the exchange offer must deliver the unregistered note to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus.  Alternatively, you may affect a tender of unregistered notes by book‑entry transfer into the exchange agent's account at The Depository Trust Company (“DTC”).  All deliveries are at the risk of the holder.  You can find detailed instructions concerning delivery in the section called “The Exchange Offer” in this prospectus and in the accompanying letter of transmittal.

_______________________________

This prospectus incorporates important business and financial information that is not included in or delivered with this prospectus.  Information incorporated by reference is available without charge to holders of our unregistered 5.50% Senior Notes due 2019 upon written or oral request to Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202, Attention:  Corporate Secretary, telephone number (410) 539‑0000.  Any request for documents should be made by            , 2013, which is five business days before the expiration date of the exchange offer, to ensure timely delivery of the documents prior to the expiration of the exchange offer.

Legg Mason, Inc. has not authorized anyone to provide you with any information or to make any representation other than as contained in this prospectus or that may be incorporated by reference into this prospectus.  We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any information others may give you.  You should not assume that the information contained in this prospectus or that may be incorporated by reference into this prospectus is accurate as of any date other than the date on the front of this prospectus, or in the case of information that may be incorporated by reference into this prospectus, as of the date of such information, regardless of the time of delivery of this prospectus or any sale of the securities offered hereby.

Whenever we refer in this prospectus to the 5.50% Senior Notes due 2019, issued on May 21, 2012, we will refer to them as the “unregistered notes.”  Whenever we refer in this prospectus to the registered 5.50% Senior Notes due 2019 offered hereby, we will refer to them as the “exchange notes.”  The unregistered notes and the exchange notes are collectively referred to as the “notes.”

i

FORWARD-LOOKING INFORMATION

Certain statements included in this prospectus and any documents incorporated by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.  These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by any forward-looking statements.  These forward-looking statements may contain information related, but not limited to:

•	anticipated growth in revenues, margins or earnings per share;

•	anticipated future net client cash flows, and uses for free cash;

•	anticipated future performance of our business, including expected earnings per share in future periods;

•	anticipated changes in our business or in the amount of client assets under management;

•	anticipated expense levels, changes in expenses and expectations regarding financial market conditions;

•	anticipated investment performance of, or levels of asset flows to, asset management products we manage;

•	anticipated future investment performance of our affiliates;

•	anticipated future transactions such as acquisitions; and

•	anticipated performance of recent, pending and future acquisitions.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially due to a number of factors including, but not limited to:

•	the volatility and general level of securities prices and interest rates;

•	the competitive nature of the asset management industry;

•	changes in investor sentiment and confidence;

•	changes in domestic and foreign economic and market conditions;

•	changes in our total assets under management or their composition due to investment performance, client withdrawals or inflows, market conditions, competitive pressures or other reasons;

•	the mix of our assets under management among our affiliates and the revenue yield of our assets under management;

•	the relative investment performance of company-sponsored investment funds and other asset management products both in absolute terms and relative to competing offerings and market indices;

•	our ability to maintain investment management and administrative fees at current levels;

•	the loss of key employees or principals of our current or future operating subsidiaries;

•
fluctuations in operating expenses due to variations in levels of compensation expense incurred as a result of changes in the number of total employees, competitive factors, changes in the percentages of revenues paid as compensation or other reasons;

•	the effect of current and future federal, state and foreign regulation of the asset management industry, including potential liability under applicable securities laws;

•	market, credit and liquidity risks associated with our investment management activities;

ii

•	variations in expenses and capital costs, including depreciation, amortization and other non-cash charges incurred by us to maintain our administrative infrastructure;

•	the impairment of acquired intangible assets and goodwill;

•	costs associated with any credit support activities we engage in with regard to funds managed by our subsidiaries;

•	potential restrictions on the business of, and withdrawal of capital from, certain of our subsidiaries due to net capital requirements;

•
unanticipated costs that may be incurred by Legg Mason from time to time to protect client goodwill, to otherwise support investment products or in connection with litigation or regulatory proceedings; and

•	the effect of any acquisitions and dispositions, including prior acquisitions.

We have no duty to update any of the forward-looking statements after the date of this prospectus or any documents incorporated by reference.  In assessing these forward-looking statements you should carefully consider the factors discussed under the captions “Risk Factors” in this prospectus and under the captions “Management's Discussion and Analysis of Financial Condition and Results of Operations-Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K.

We caution the reader that these risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risks emerge from time to time.  Management cannot predict such new risks or the impact of such new risks on our businesses.  Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

iii

PROSPECTUS SUMMARY
This prospectus summary highlights selected information regarding us and this exchange offer appearing elsewhere in this prospectus.  This summary is not complete and does not contain all of the information that may be important to you and that you should consider before tendering your unregistered notes for exchange notes pursuant to this exchange offer.  For a more complete understanding of this offering, you should carefully read this entire prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference.

Legg Mason, Inc.
Legg Mason is a global asset management company.  Acting through our subsidiaries, we provide investment management and related services to institutional and individual clients, company sponsored mutual funds and other pooled investment vehicles.  We offer these products and services directly and through various financial intermediaries.  We have operations principally in the United States of America and the United Kingdom and also have offices in Australia, Bahamas, Brazil, Canada, Chile, China, Dubai, France, Germany, Italy, Japan, Luxembourg, Poland, Singapore, Spain, Switzerland and Taiwan.

Legg Mason, Inc. was incorporated in Maryland in 1981 to serve as a holding company for its various subsidiaries.  The predecessor companies to Legg Mason trace back to Legg & Co., a Maryland-based broker-dealer formed in 1899.  Our subsequent growth has occurred primarily through internal expansion and the acquisition of asset management and broker-dealer firms.  In December 2005, Legg Mason completed a transaction in which it sold its primary broker-dealer businesses to concentrate on the asset management industry.

Our principal executive offices are located at 100 International Drive, Baltimore, Maryland 21202, and our telephone number is (410) 539‑0000.  Our website is located at www.leggmason.com.  The information on or connected to this website is not part of this prospectus.

Summary of the Exchange Offer
On May 21, 2012, we issued $650 million aggregate principal amount of unregistered 5.50% Senior Notes due 2019.  On the same day, we and the representatives of the initial purchasers of the unregistered notes entered into a registration rights agreement (the “registration rights agreement”) in which we agreed that you, as a holder of unregistered notes, would be entitled to exchange your unregistered notes for exchange notes registered under the Securities Act.  This exchange offer is intended to satisfy our obligations under the registration rights agreement.  After the exchange offer is completed, you, with certain limited exceptions, will no longer be entitled to any registration rights with respect to the notes.  The exchange notes will be our obligation and will be entitled to the benefits of the indenture relating to the unregistered notes.  The form and terms of the exchange notes are identical in all material respects to the form and terms of the unregistered notes, except that:

●		the exchange notes have been registered under the Securities Act and, therefore, will contain no restrictive legends;
●		the exchange notes will not have registration rights, except in certain limited circumstances; and
●		the exchange notes will not have rights to additional interest, except in certain limited circumstances.
For additional information on the terms of this exchange offer, see “The Exchange Offer.”
The Exchange Offer
We are offering to exchange any and all of our 5.50% Senior Notes due 2019, which have been registered under the Securities Act, for any and all of our outstanding unregistered 5.50% Senior Notes due 2019 that were issued on May 21, 2012.  As of the date of this prospectus, $650 million in aggregate principal amount of unregistered 5.50% Senior Notes due 2019 are outstanding.

Expiration of the Exchange	The exchange offer will expire at 11:59 P.M., New York City time, on, 2013, unless we decide to extend the exchange offer.
Conditions of the Exchange Offer	We will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer, if any of the following conditions or events occurs:
	●	the exchange offer or the making of any exchange by a holder of unregistered notes violates applicable law or any applicable interpretation of the staff of the SEC;
	●	any action or proceeding shall have been instituted with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or
	●	any laws, rules or regulations or applicable interpretations of the staff of the SEC are issued or promulgated which, in our good faith determination, do not permit us to effect the exchange offer.

We will give written notice of any non‑acceptance of the unregistered notes or of any amendment to or termination of the exchange offer to the registered holders of the unregistered notes promptly.  We reserve the right to waive any conditions of the exchange offer.

Resales of the Exchange Notes
Based on interpretative letters of the SEC staff to third parties unrelated to us, we believe that you can resell and transfer the exchange notes you receive pursuant to this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

	●	any exchange notes to be received by you will be acquired in the ordinary course of your business;
	●	you have no arrangements or understandings with any person to participate in the distribution (within the meaning of the Securities Act) of the unregistered notes or exchange notes;
●
you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours, or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

	●	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and
	●	you are not acting on behalf of any person or entity that, to your knowledge, could not truthfully make these representations.
If you wish to participate in the exchange offer, you must represent to us in writing that these conditions have been met.

If you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes.  See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

Accrued Interest on the Exchange Notes and Unregistered Notes
The exchange notes will accrue interest from and including November 21, 2012.  We will pay interest on the exchange notes semiannually in arrears on May 21 and November 21 of each year, beginning on May 21, 2013.

Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued on such unregistered notes from the date on which the unregistered notes were issued until the date of the issuance of the exchange notes.  Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Procedures for Tendering Unregistered Notes	If you wish to participate in the exchange offer:
●
You must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent at the address set forth in the letter of transmittal.  These materials must be received by the exchange agent before 11:59 P.M., New York City time, on , 2013, the expiration date of the exchange offer.  You must also provide physical delivery of your unregistered notes to the exchange agent's address as set forth in the letter of transmittal.  The letter of transmittal must also contain the representations you must make to us as described under “The Exchange Offer—Procedures for  Tendering”; or

●
You may effect a tender of unregistered notes electronically by book-entry transfer into the exchange agent's account at DTC.  By tendering the unregistered notes by book-entry transfer, you must agree to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial Owners
If you are a beneficial owner of unregistered notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered notes, you should contact the registered holder promptly and instruct them to tender your unregistered notes on your behalf.

Guaranteed Delivery Procedures for Unregistered Notes

If you cannot meet the expiration deadline, or you cannot deliver on time your unregistered notes, the letter of transmittal or any other required documentation, or comply on time with DTC's standard operating procedures for electronic tenders, you may tender your unregistered notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your unregistered notes at any time prior to 11:59 P.M., New York City time, on, 2013, the expiration date for the exchange offer.
Consequences of Failure to Exchange
If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, your unregistered notes will continue to be subject to transfer restrictions.  As a result of the transfer restrictions and the availability of exchange notes, the market for the unregistered notes is likely to be much less liquid than before this exchange offer.  The unregistered notes will, after this exchange offer, bear interest at the same rate as the exchange notes.

Material U.S. Federal Income Tax Considerations
The exchange of the unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.  See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent for Unregistered Notes	The Bank of New York Mellon.

Summary Description of the Exchange Notes
The following is a brief summary of certain terms of the exchange notes and the related indenture.  Certain of the terms and conditions described below are subject to important limitations and exceptions.  For a more complete description of the terms of the exchange notes and the related indenture, see “Description of the Exchange Notes” contained elsewhere in this prospectus.

Issuer	Legg Mason, Inc.
Exchange Notes	$650,000,000 aggregate principal amount of 5.50% Senior Notes due 2019.
Maturity	The exchange notes mature on May 21, 2019 unless redeemed as described below under “Description of the Exchange Notes—Optional Redemption.”
Interest Rate	5.50% per annum.
Interest Payment Dates	We will pay interest on the exchange notes on each May 21 and November 21, beginning on May 21, 2013.
Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs, we must offer to repurchase all the exchange notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date.  See “Description of the Exchange Notes—Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event.”

Interest Rate Adjustment
The interest rate payable on the exchange notes will be subject to adjustment from time to time if either Moody's or S&P (or any replacement ratings agency selected by us) downgrades (or subsequently upgrades) the debt rating assigned to the exchange notes as described under “Description of the Exchange Notes—Covenants—Interest Rate Adjustment.”

Limitation on Dispositions of Capital Stock of Designated Subsidiaries
If we or a subsidiary reduces our ownership of a class or series of capital stock in a Designated Subsidiary to below 80%, in certain circumstances, we will be required to redeem or repay debt secured by such capital stock, repay term loans under any Credit Agreement otherwise maturing within one year, invest in Additional Assets or offer to repay the exchange notes as described under “Description of the Exchange Notes—Covenants—Limitation on Dispositions of Capital Stock of Designated Subsidiaries.”

Limitation on Liens
We will not create, assume, incur or guarantee any indebtedness that is secured by a Lien on any Voting Stock or profit participating equity interests of any Designated Subsidiary, without providing that the exchange notes will be equally and ratably secured.  See “Description of the Exchange Notes—Covenants—Limitation on Liens.”

Ranking
The exchange notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated senior indebtedness from time to time outstanding.

Optional Redemption
We have the option to redeem all or a portion of the exchange notes at any time, or from time to time, on no less than 30 nor more than 60 days' notice mailed to holders thereof at the make-whole price set forth in this prospectus.  See “Description of the Exchange Notes—Optional Redemption.”

Sinking Fund	None.
Trustee and Paying Agent	The Bank of New York Mellon.
Governing Law	New York law.
Listing	The exchange notes will not be listed on an exchange.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
Certain Risk Factors
An investment in the exchange notes involves risk.  Please refer to the risk factors beginning on page 7 in this prospectus and the risk factors included in our most recent Annual Report on Form 10-K filed with the SEC on May 25, 2012, which we incorporate by reference herein.

Selected Historical Financial Data
Please refer to Item 6, “Selected Financial Data,” in our Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 25, 2012, which is incorporated by reference in this prospectus.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on May 25, 2012, which are incorporated by reference in this prospectus.  You should also carefully review the other risks and uncertainties discussed in this prospectus and the documents incorporated and deemed to be incorporated by reference.

Risks Relating to the Exchange Notes

Our Debt Is Structurally Subordinated to the Debt and Other Liabilities of Our Subsidiaries

The exchange notes are obligations exclusively of Legg Mason.  We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries.  As a result, our debt is “structurally subordinated” to all existing and future debt, trade creditors, and other liabilities of our subsidiaries.  Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized.  The indenture governing the exchange notes does not restrict our or our subsidiaries' ability to incur indebtedness, including secured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness.

We Depend Upon our Subsidiaries to Service Our Debt

Our cash flow and our ability to service our debt, including the exchange notes, is dependent upon the earnings of our subsidiaries.  Our subsidiaries are separate and distinct legal entities.  They have no obligation to pay any amounts due under the exchange notes or to provide us with funds for our payment obligations.  Payment to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and other business considerations.

We May Not Have Sufficient Funds to Finance a Change of Control Offer, If One is Required

The source of funds that will be required to repurchase exchange notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity.  We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of exchange notes tendered.  The occurrence of a change of control constitutes an event of default under our revolving credit facility entitling the lenders to accelerate any indebtedness outstanding under the facility and to terminate the facility.  Our future debt instruments may contain similar restrictions and provisions.  If the holders of the exchange notes exercise their right to require us to repurchase exchange notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default.  It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of our other debt and the exchange notes.

We May Issue Additional Notes

Under the terms of the indenture that governs the exchange notes, we may from time to time without notice to, or the consent of, the holders of the exchange notes, create and issue additional debt securities of a new or existing series.  If we issue additional notes, the new notes will be equal in rank to the outstanding exchange notes in all material respects, and the new notes may be consolidated and form a single series with the outstanding exchange notes and have the same terms as to status, redemption or otherwise as the exchange notes.  Such additional notes will be fungible with the outstanding exchange notes for United States federal income tax purposes or will be issued under a separate CUSIP number.

There Is No Public Market for the Exchange Notes

We can give no assurances concerning the liquidity of any market that may develop for the exchange notes offered hereby, the ability of any investor to sell the exchange notes or the price at which investors would be able to sell them.  If a market for the exchange notes does not develop, investors may be unable to resell the exchange notes for an extended period of time, if at all.  If a market for the exchange notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes.  Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the exchange notes as collateral for loans.

Risks Relating to the Exchange Offer

If You Do Not Properly Tender Your Unregistered Notes, Your Ability to Transfer Such Outstanding Unregistered Notes May Be Adversely Affected.

We will only issue exchange notes in exchange for unregistered notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal.  Therefore, you should allow sufficient time to ensure timely delivery of the unregistered notes and you should carefully follow the instructions on how to tender your unregistered notes.  Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the unregistered notes.  If you do not tender your unregistered notes or if your tender of unregistered notes is not accepted because you did not tender your unregistered notes properly, then, after consummation of the exchange offer, you will continue to hold unregistered notes that are subject to the existing transfer restrictions.  After the exchange offer is consummated, if you continue to hold any unregistered notes, you may have difficulty selling them because there will be fewer unregistered notes remaining and the market for such unregistered notes, if any, will be much more limited than it is currently.  In particular, the trading market for unexchanged unregistered notes could become more limited than the existing trading market for the unregistered notes and could cease to exist altogether due to the reduction in the amount of the unregistered notes remaining upon consummation of the exchange offer.  A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered unregistered notes.

If You Are A Broker-Dealer or Participating in a Distribution of the Exchange Notes, You May Be Required to Deliver Prospectuses and Comply with Other Requirements.

If you tender your unregistered notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.  If you are a broker-dealer that receives exchange notes for your own account in exchange for unregistered notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

There May Be No Active Trading Market for the Exchange Notes, and, if One Develops, It May Not Be Liquid.

The exchange notes will constitute a new issue of securities for which there is no established trading market.  We do not intend to list the exchange notes on any national securities exchange.  Although the initial purchasers advised us on the date the unregistered notes were issued that they intended to make a market in the exchange notes, they are not obligated to do so and may discontinue such market making activity at any time without notice.  In addition, market making activity will be subject to the limits imposed by the Securities Act, and may be limited during the exchange offer.  There can be no assurance as to the development or liquidity of any market for the exchange notes, the ability of the holders to sell their exchange notes or the price at which the holders would be able to sell their exchange notes.  Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the exchange notes for the unregistered notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Quarter ended September 30,	Years Ended March 31,
	2012	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	2.6x	3.4x	3.8x	3.0x	___ (1)	4.5x

(1)	Earnings were inadequate to cover fixed charges for the year ended March 31, 2009 by $3,183.0 million.

For purposes of calculating the ratio of earnings to fixed charges, (i) “earnings” consist of our consolidated income from operations before income taxes and fixed charges and (ii) “fixed charges” consist of interest expense, excluding interest on uncertain tax positions, included in earnings and one third of the total of Rent, Marketing Data Services, Maintenance, Data Processing Service Bureau and Equipment Rental expenses (considered representative of the interest factor).

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.  In consideration for issuing the exchange notes contemplated by this prospectus, we will receive unregistered notes in like principal amount.  The unregistered notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued.  Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

HOLDING COMPANY STRUCTURE

We are a holding company and our assets consist primarily of investments in our subsidiaries.  A substantial portion of our consolidated liabilities has been incurred by our subsidiaries.  Our rights and the rights of our creditors, including holders of our debt securities, to participate in the distribution of assets of any subsidiary upon liquidation or reorganization of a subsidiary or otherwise will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.  Accordingly, the holders of our debt securities may be deemed to be effectively subordinated to such claims.  As of September 30, 2012, our subsidiaries had a total of approximately $1.3 billion of outstanding liabilities, including indebtedness.

Our ability to service our indebtedness and other obligations, including the debt securities offered hereby, is dependent primarily upon the earnings and cash flow of our subsidiaries and the distribution or other payment to us of such earnings and cash flow.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

We sold the unregistered notes to Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNY Mellon Capital Markets, LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC, as the initial purchasers, pursuant to a purchase agreement, dated May 16, 2012.  The initial purchasers resold the unregistered notes in reliance on Rule 144A and Regulation S under the Securities Act.

In connection with the sale of the unregistered notes, we entered into the registration rights agreement.  Under the registration rights agreement we agreed:

(1) within 60 days after the date on which the unregistered notes were issued, to use our reasonable best efforts to file a registration statement with the SEC with respect to the exchange offer to exchange for the unregistered notes exchange notes of the Company identical in all material respects to the unregistered notes (except that the exchange notes will not contain terms with respect to transfer restrictions);

(2) to use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 105 days after the date on which the unregistered notes were issued; and

(3) to use our reasonable best efforts to complete the exchange offer within 150 days after the date on which the unregistered notes were issued.

We also agreed to keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the unregistered notes.

For each unregistered note validly tendered to us and not withdrawn pursuant to the exchange offer, we will issue to the holder of such unregistered note an exchange note having a principal amount equal to that of the surrendered unregistered note.  Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the unregistered note surrendered in exchange therefor, or, if no interest has been paid on such unregistered note, from the date of its original issue.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

If a holder is eligible to participate in this exchange offer and does not tender its unregistered notes as described in this prospectus, the unregistered notes of such holder will continue to be subject to restrictions on transfer under the Securities Act.

The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement.  A copy of the registration rights agreement is an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of unregistered notes.  You may tender some or all of your unregistered notes only in minimum denominations of $2,000 and integral multiples of $1,000.  As of the date of this prospectus, $650,000,000 aggregate principal amount of the unregistered notes are outstanding.

The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except that the exchange notes will have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer.  Holders of the exchange notes will not have registration rights and will not have rights to additional interest, subject to certain limited exceptions.  The exchange notes will be issued under and be entitled to the benefits of the Indenture (as defined in “Description of the Exchange Notes”).

In connection with the issuance of the unregistered notes, we arranged for the unregistered notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary.  The exchange notes will also be issuable and transferable in book-entry form through DTC.

There will be no fixed record date for determining the eligible holders of the unregistered notes that are entitled to participate in the exchange offer.  We will be deemed to have accepted for exchange validly tendered unregistered notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent.  The exchange agent will act as agent for the tendering holders of unregistered notes for the purpose of receiving exchange notes from us and delivering them to such holders.

Any unregistered notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest and will be subject to restrictions on transfer.  We will not have any obligation to register such unregistered notes under the Securities Act.  Holders wishing to transfer unregistered notes would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the Exchange Offer

You must tender your unregistered notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.  Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if:

•	the exchange offer, or the making of any exchange by a holder of unregistered notes, violates applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; and

•
any laws, rules or regulations or applicable interpretations of the staff of the SEC have been issued or promulgated, which, in our good faith determination, does not permit us to effect the exchange offer.

Expiration Date; Extensions; Amendment; Termination

The exchange offer will expire at 11:59 P.M., New York City time, on                         , 2013, unless we, in our sole discretion, extend it.  In the case of any extension, we will notify the exchange agent and the registered holders of unregistered notes in writing of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date of the exchange offer.

To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any unregistered note in the event that we extend the exchange offer;

•	waive any condition of the exchange offer; and

•	amend the terms of the exchange offer in any manner.

We will give written notice of any non-acceptance of the unregistered notes or of any amendment to the exchange offer to the registered holders of the unregistered notes promptly.  If we consider an amendment to the exchange offer to be a material change, we will promptly inform the registered holders of unregistered notes of such amendment in a reasonable manner and will extend the exchange offer if necessary so that at least five business days remain in the offer period following notice of the material change.

If we determine, in our reasonable judgment, that any of the events or conditions described in “—Conditions of the Exchange Offer” has occurred, we may terminate the exchange offer.  We may:

•	refuse to accept any unregistered notes and return any unregistered notes that have been tendered to the holders;

•
extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered unregistered notes to withdraw their tendered unregistered notes; or

•	waive the termination event with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If any such waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus which will be distributed to each registered holder of unregistered notes, and we will extend the exchange offer if necessary so that the exchange offer will remain open for at least five business days following notice of the material change.

Any determination by us concerning the events described above will be final and binding upon the parties.  Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

The exchange notes will accrue interest from and including November 21, 2012.  Interest will be paid on the exchange notes semiannually on May 21 and November 21 of each year, commencing on May 21, 2013.  Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued on such unregistered notes from the date on which the unregistered notes were issued until the date of the issuance of the exchange notes.  Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Resale of Exchange Notes

Based upon existing interpretations of the staff of the SEC set forth in several no‑action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the unregistered notes may be offered for resale, resold and otherwise transferred by you without complying with the registration and prospectus delivery provisions of the Securities Act; provided that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangements or understandings with any person to participate in the distribution of the unregistered notes or exchange notes;

•
you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if you are an affiliate of ours, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in, the distribution of the exchange notes; and

•	you are not acting on behalf of any person or entity that, to your knowledge, could not truthfully make these representations.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.  If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act.  We do not assume or indemnify you against such liability.

If you are a broker-dealer, you must acknowledge that you will receive exchange notes in exchange for unregistered notes held for your own account, as a result of market-making or other trading activities, and that you will deliver a prospectus in connection with any resale of the exchange notes.  The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.  The prospectus, as it may be amended or supplemented from time to time, may be used by any broker‑dealers in connection with resales of exchange notes received in exchange for unregistered notes.

If you tender unregistered notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you cannot rely on such interpretations by the SEC staff, and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Clearing of the Notes

Upon consummation of the exchange offer, the exchange notes will have different CUSIP and ISIN numbers from the unregistered notes.

Procedures for Tendering

The term “holder” with respect to the exchange offer means any person in whose name unregistered notes are registered on our or our agent's books, any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered notes are held of record by DTC who desires to deliver such unregistered notes by book-entry transfer at DTC.

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the unregistered notes may tender its unregistered notes in the exchange offer.  To tender unregistered notes in the exchange offer, holders of unregistered notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under “—Book-Entry Transfer” and in the letter of transmittal.

In addition:

•
if a person is delivering unregistered notes other than through book-entry transfer at DTC, the exchange agent must receive any corresponding certificate or certificates representing unregistered notes along with the letter of transmittal;

•
the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of unregistered notes into the exchange agent's account at DTC according to standard operating procedures for electronic tenders described below and a properly transmitted agent's message described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

The tender by a holder of unregistered notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.  If less than all the unregistered notes held by a holder of unregistered notes are tendered, a tendering holder should fill in the amount of unregistered notes being tendered in the specified box on the letter of transmittal.  The entire amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of unregistered notes, the letter of transmittal and all other required documents or transmission of an agent's message, as described under “—Book Entry Transfer,” to the exchange agent is at the election and risk of the holder.  Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service.  In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer.  No letter of transmittal or unregistered notes should be sent to us but must instead be delivered to the exchange agent.  Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.

If you are a beneficial owner of unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.  If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either:

•	make appropriate arrangements to register ownership of the unregistered notes in your name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and might not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal as described in “—Withdrawal of Tenders” below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad‑15 under the Exchange Act, unless the unregistered notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed therein, the unregistered notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the unregistered notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the unregistered notes.

If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered notes.  Our determinations will be final and binding.  We reserve the absolute right to reject any and all unregistered notes not validly tendered or any unregistered notes the acceptance of which would, in the opinion of our counsel, be unlawful.  We reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular unregistered notes.  Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as we will determine.  Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered notes nor shall any of them incur any liability for failure to give such notification.  Tenders of unregistered notes will not be deemed to have been made until such defects or irregularities have been cured or waived.  Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such unregistered notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise.  The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this document to establish an account with respect to the unregistered notes at DTC for the purpose of facilitating the exchange offer.  Any financial institution that is a participant in DTC's system may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program (ATOP) procedures for such transfer.  The exchange for tendered unregistered notes will be made only after a timely confirmation of a book-entry transfer of the unregistered notes into the exchange agent's account at DTC, and timely receipt by the exchange agent of an agent's message.

The term “agent's message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering unregistered notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant.  Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures

Holders who wish to tender their unregistered notes and (i) whose unregistered notes are not immediately available, or (ii) who cannot deliver their unregistered notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete DTC's standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their unregistered notes if:

•	the tender is made through an eligible institution or pursuant to DTC's standard operating procedures;

•
before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

◦
setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the unregistered notes tendered and the principal amount of unregistered notes tendered;

◦	stating that the tender offer is being made by guaranteed delivery; and

◦
guaranteeing that, within three (3) business days after expiration of the exchange offer, a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal, together with certificates representing the unregistered notes tendered and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, or, alternatively, a book-entry confirmation will be delivered to the exchange agent; and

•
the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered unregistered notes in proper form for transfer and all other documents required by the letter of transmittal or, alternatively, a book-entry confirmation, within three business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their unregistered notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of unregistered notes may be withdrawn at any time prior to 11:59 P.M., New York City time, on           , 2013, the expiration date of the exchange offer.

For a withdrawal to be effective:

•
the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under the caption “—Exchange Agent” below; or

•	for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the unregistered notes to be withdrawn;

•	identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes to be withdrawn;

•	be signed by the person who tendered the unregistered notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the unregistered notes are to be re‑registered, if different from that of the withdrawing holder.

If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of the facility.  We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties.  Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the unregistered notes so withdrawn are validly re-tendered.  Any unregistered notes which have been tendered but then withdrawn will be returned to the holder without cost to such holder promptly after the expiration of the exchange offer.  Properly withdrawn unregistered notes may be re-tendered by following the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Consequences of Failure to Exchange

If you do not tender your unregistered notes to be exchanged in this exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.

Accordingly, they:

•
may be resold only if (i) registered pursuant to the Securities Act, (ii) an exemption from registration is available or (iii) neither registration nor an exemption from registration is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

As a result of the availability of the exchange notes and the restrictions on transfer of the unregistered notes, following the exchange offer the market for the unregistered notes is likely to be much less liquid than the market for such notes before the exchange offer.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange of the unregistered notes.  Questions and requests for assistance relating to the exchange of the unregistered notes, including requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery, should be directed to the exchange agent addressed as follows:

By Facsimile: (212) 298-1915	By Hand, Registered or Certified Mail, or Overnight Delivery:
Confirm by Telephone: (212) 815-5920	The Bank of New York Mellon c/o The Bank of New York Mellon Corporation Corporate Trust - Reorganization Unit 101 Barclay Street, Floor 7 East New York, NY 10286 Attention: Mrs. Carolle Montreuil

Fees and Expenses

We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer, including the expenses of soliciting tenders pursuant to the exchange offer.  The principal solicitation for tenders pursuant to the exchange offer is being made by mail.  Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer.  We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out‑of‑pocket expenses and accounting and legal fees.  We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out‑of‑pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer.  The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•
certificates representing exchange notes or unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of unregistered notes tendered;

•	tendered unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

   DESCRIPTION OF THE EXCHANGE NOTES

For purposes of this description, the exchange notes, any unregistered notes that are outstanding after the exchange offer is completed and any additional notes, will be generally referred to as the “notes,” unless the context otherwise requires.

The exchange notes will be issued and the unregistered notes were issued under a first supplemental indenture, dated as of May 21, 2012 (the “supplemental indenture”), to an indenture providing for the issuance of senior debt securities in series, dated as of May 21, 2012 (the “senior base indenture”), between Legg Mason, Inc. and The Bank of New York Mellon, as trustee (the “trustee”).  In this description, the senior base indenture and the supplemental indenture establishing the terms of the notes are collectively referred to as the “indenture.”  The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.  The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture, including the definitions in the indenture of certain terms.  In this description, “we,” “our,” “us” and “Legg Mason” refer to Legg Mason, Inc. and not to any subsidiary of Legg Mason.

The notes will mature on May 21, 2019, unless redeemed as described below under “—Optional Redemption.”  The notes will bear interest from November 21, 2012 at the rate per annum shown on the cover of this prospectus.  Interest on the notes will be payable semi-annually in arrears on each May 21 and November 21 (each such day, an “interest payment date”), beginning May 21, 2013, to the persons in whose names the notes are registered at the close of business on the 15th calendar day preceding the respective interest payment date.  Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes issued in this offering will be initially issued in an aggregate principal amount of $650,000,000.  The notes will be issued in book-entry only form through the facilities of DTC in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  We may, without notice to or consent of the holders or beneficial owners of the notes issue in a separate offering additional notes having the same ranking, interest rate, maturity and other terms as the notes (except for the issue date and public offering price).  No additional notes may be issued if an event of default has occurred and is continuing with respect to the notes.  Any additional notes, together with the original notes, will constitute a single series under the indenture.

The notes will be subject to defeasance upon satisfaction of certain conditions described under “—Defeasance.”

We do not intend to list the notes on any securities exchange.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated senior indebtedness from time to time outstanding.  Our rights and the rights of our creditors, including holders of notes, to participate in the distribution of assets of any of our subsidiaries upon such subsidiary's liquidation or recapitalization, or otherwise, will be subject to the prior claims of such subsidiary's preferred equity holders and creditors, except to the extent that we may ourselves be a creditor with recognized claims against such subsidiary.

Issuance of Additional Debt Securities

Under the terms of the indenture, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional debt securities of a new or existing series.  If we issue additional debt securities, the new debt securities will be equal in rank to the outstanding notes in all material respects.  We may reopen an outstanding series of debt securities or issue a new series of debt securities.

Optional Redemption

We have the option to redeem all or a portion of the notes at any time, or from time to time, on no less than 30 nor more than 60 days' notice mailed to holders thereof, at a redemption price equal to the greater of (a) 100% of the principal amount of the notes to be redeemed or (b) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 0.50% (50 basis points), plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Independent Investment Banker” means any of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such prices on such business day, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Dealer Quotations, or (2) if fewer than five such Reference Treasury Dealer Quotations are obtained, the average of all such Quotations.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC and their respective successors and any other nationally recognized investment banking firm that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) appointed from time to time by us; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute for such entity another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but excluding, such redemption date.

On and after the redemption date, interest will cease to accrue on the notes called for redemption.  On or before any redemption date, we shall deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date.

Covenants

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (defined below) occurs, we will make an offer to each holder of notes to repurchase all or any part (in multiples of $1,000 principal amount) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase.  Within 30 days following any Change of Control Repurchase Event, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder of notes describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.  We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The source of funds that will be required to repurchase notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity.  We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered.  The terms of our revolving credit agreement provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility.  Our future debt instruments may contain similar restrictions and provisions.  If the holders of the notes exercise their right to require us to repurchase notes upon a change of control repurchase event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the change of control repurchase event itself would not cause a default.  It is possible that we will not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of our other debt and the notes.  See “Risk Factors—Risks Relating to the Exchange Notes—We May Not Have Sufficient Funds to Finance a Change of Control Offer, If One is Required.”

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole.  Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.  Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the notes:

“Below Investment Grade Rating Event” means the notes are unrated or rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50 percent of our Voting Stock, measured by voting power rather than number of shares;

(4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, immediately after giving effect to such transaction;

(5) the first day on which a majority of the members of our board of directors are not Continuing Directors; or

(6) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision).

Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (1) pursuant to such transaction we become a wholly owned subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who:

(1) was a member of our board of directors on the first date that the notes were issued; or

(2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody's” means Moody's Investor Services Inc., or any successor thereto, including a replacement rating agency selected by us as provided in the definition of Rating Agency.

“Rating Agency” means:

(1) each of Moody's and S&P; and

(2) if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for Moody's or S&P, or both, as the case may be.

“S&P” means Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto, including a replacement rating agency selected by us as provided in the definition of Rating Agency.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustment from time to time if either Moody's or S&P downgrades (or subsequently upgrades) the debt rating assigned to the notes, as set forth below.  If the rating from Moody's or S&P of the notes is decreased to a rating set forth in the tables below, the interest rate on the notes will increase from the interest rate payable on the notes on May 21, 2012 by the percentage set forth opposite that rating:

Moody’s Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%
S&P Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

If at any time the interest rate on the notes has been adjusted upward and either Moody's or S&P, as the case may be, subsequently increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on May 21, 2012, plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase.  If Moody's subsequently increases its rating of the notes to Baa2 or higher and S&P increases its rating to BBB or higher, the interest rate on the notes will be decreased to the interest rate payable on the notes on May 21, 2012.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody's or S&P, shall be made independent of any and all other adjustments.  In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on May 21, 2012, or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on May 21, 2012.

If either Moody's or S&P ceases to provide a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above.  No adjustments in the interest rate of the notes shall be made solely as a result of either Moody's or S&P ceasing to provide a rating.  If both Moody's and S&P cease to provide a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on May 21, 2012.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.

If either Moody's or S&P changes its rating categories from those set forth in the tables set forth above, we will revise the tables to correspond to the new categories.

Limitation on Dispositions of Capital Stock of Designated Subsidiaries

If we or a subsidiary consummates a sale or other disposition of any Capital Stock of a Designated Subsidiary or a Designated Subsidiary issues Capital Stock, in each case to a person other than us or a subsidiary, then:

•	we or the subsidiary must receive consideration at the time of a Designated Subsidiary Stock Disposition at least equal to the fair market value of such Capital Stock, and

•	we or our subsidiaries may be required to offer to redeem or repay indebtedness or invest in additional assets as follows:

Ownership of Class or Series of Capital Stock After Giving Effect to Transaction		Required Action

80% or greater	●	none

less than 80%	●	if our senior unsecured debt is rated Investment Grade by both Rating Agencies: none

	●	if our senior unsecured debt is (i) unrated or rated below Investment Grade by one Rating Agency and (ii) Investment Grade by the other Rating Agency:

		●	redeem or repay debt secured by such capital stock, or

		●	repay term loans under any Credit Agreement otherwise maturing within one year, or

		●	invest in Additional Assets, or

		●	offer to purchase notes and other pari passu debt.

	●	if neither Rating Agency rates our senior unsecured debt Investment Grade:

		●	redeem or repay debt secured by such capital stock, or

		●	repay term loans under any Credit Agreement otherwise maturing within one year, or

		●	offer to purchase notes and other pari passu debt.

The amount we must use as described above is limited to the fair market value of the consideration attributable to the portion of Capital Stock disposed of in excess of 20% of such class or series of Capital Stock.

We will not, and will not permit any subsidiary to, directly or indirectly, consummate any Designated Subsidiary Stock Disposition unless we or such subsidiary receives consideration at the time of such Designated Subsidiary Stock Disposition at least equal to the fair market value of the Capital Stock included in such Designated Subsidiary Stock Disposition as determined by our board of directors (acting in good faith).

If we or any subsidiary engages in a Designated Subsidiary Stock Disposition and, immediately after giving effect to the Designated Subsidiary Stock Disposition, our senior unsecured debt is (i) unrated or rated below Investment Grade by one Rating Agency and (ii) Investment Grade by the other Rating Agency, we or any subsidiary may, at its option, apply, no later than six months following the consummation thereof (or, if later, six months after the execution of any agreement with respect to such application, which agreement is signed within six months of the date of such Designated Subsidiary Stock Disposition) an amount equal to the Disposition Amount to:

(1) redeem or repay any Debt which was secured by the Capital Stock sold or otherwise transferred in such Designated Subsidiary Stock Disposition,

(2) repay term loans under any Credit Agreement otherwise maturing within one year of the repayment date, or

(3) reinvest in Additional Assets;

provided that if at the time a Designated Subsidiary Stock Disposition has occurred, (a)(i) Moody’s rating on our senior unsecured debt is Baa1 or lower and (ii) S&P’s rating on our senior unsecured debt is BBB+ or lower, and the applicable Rating Agency has announced or publicly confirmed or informed the trustee in writing that the rating of our senior unsecured debt is on watch for possible downgrade in connection with the Designated Subsidiary Stock Disposition, or (b) the applicable Rating Agency has announced or publicly confirmed or informed the trustee in writing that the rating of our senior unsecured debt is on watch for possible downgrade to a rating below Baa3 or BBB-, the ratings test in this sentence shall be applied on the earlier of (1) the date the watch has ended or (2) the 90th day after the Designated Subsidiary Stock Disposition has occurred.  The amount of the Disposition Amount not applied or invested as provided in this paragraph will constitute the “Excess Disposition Amount”.

When the aggregate Excess Disposition Amount from all Designated Subsidiary Stock Dispositions equals or exceeds $50 million, we will be required to make an offer to purchase for cash the notes from all holders, and, if applicable, redeem or repay (or make an offer to do so) any other Debt of ours that is pari passu in payment in right of the notes, which we refer to as the “Pari Passu Debt”, and the provisions of which require us to redeem or repay such Debt with the proceeds from or as a result of any Designated Subsidiary Stock Disposition (or offer to do so), in an aggregate principal amount of notes and such Pari Passu Debt equal to the Excess Disposition Amount as follows:

(1) we will (a) make an offer to purchase for cash (a “Stock Disposition Offer”) the notes to all holders in accordance with the procedures set forth in the notes, and (b) purchase or repay (or make an offer to do so) any such other Pari Passu Debt, pro rata in proportion to the respective outstanding principal amounts of the notes and such other Pari Passu Debt required to be redeemed, the maximum principal amount of notes and Pari Passu Debt that may be redeemed out of the amount (the “Payment Amount”) of such Excess Disposition Amount,

(2) the offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes tendered pursuant to a Stock Disposition Offer, plus accrued and unpaid interest thereon, if any, to the date such Stock Disposition Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the notes, and the repayment or redemption price for such Pari Passu Debt (the “Pari Passu Debt Price”) shall be as set forth in the related documentation governing such Debt,

(3) if the aggregate Offered Price of notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the Payment Amount allocable to the notes, notes to be purchased will be selected on a pro rata basis, and

(4) upon completion of such Stock Disposition Offer in accordance with the foregoing provisions, the Excess Disposition Amount with respect to which such Stock Disposition Offer was made shall be reset to zero.

To the extent that the sum of the aggregate Offered Price of notes tendered pursuant to a Stock Disposition Offer and the aggregate Pari Passu Debt Price paid to the holders of such Pari Passu Debt is less than the Payment Amount relating thereto, we may use such excess amount for general corporate purposes.

If we or any subsidiary engages in a Designated Subsidiary Stock Disposition and, immediately after giving effect to the Designated Subsidiary Stock Disposition and the application of the proceeds therefrom, neither Rating Agency rates our senior unsecured debt Investment Grade, then no later than 30 business days following the consummation of such Designated Subsidiary Stock Disposition or, if later, 30 business days following the related ratings action, we shall apply an amount equal to the Disposition Amount to:

(a) redeem or repay any Debt which was secured by the Capital Stock sold or otherwise transferred in such Designated Subsidiary Stock Disposition,

(b) repay term loans under any Credit Agreement otherwise maturing within one year of the repayment date, or

(c) conduct a Stock Disposition Offer in accordance with the terms of the notes described above;

provided that if at the time a Designated Subsidiary Stock Disposition has occurred, (a)(i) Moody’s rating on our senior unsecured debt is Baa1 or lower or (ii) S&P’s rating on our senior unsecured debt is BBB+ or lower, and the applicable Rating Agency has announced that the rating of our senior unsecured debt is on watch for possible downgrade in connection with the Designated Subsidiary Stock Disposition, or (b) the applicable Rating Agency has announced or publicly confirmed or informed the trustee in writing that the rating of our senior unsecured debt is on watch for possible downgrade to a rating below Baa3 or BBB-, the ratings test in this sentence shall be applied on the earlier of (1) the date the watch has ended or (2) the 90th day after the Designated Subsidiary Stock Disposition has occurred.

In the event of the transfer of substantially all (but not all) of our assets as an entirety to a person in a transaction covered by and effected in accordance with the covenant described under “—Covenants—Consolidation, Merger, Sale or Conveyance,” the successor or transferee party shall be deemed to have sold for cash at fair market value the Capital Stock of the Designated Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Designated Subsidiary Stock Disposition (with such fair market value being deemed to be the Disposition Amount for such purpose).

We will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to a Stock Disposition Offer.  To the extent that the provisions of any securities laws or regulations conflict with the “—Covenants—Limitation on Dispositions of Capital Stock of Designated Subsidiaries” provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the “—Covenants—Limitation on Dispositions of Capital Stock of Designated Subsidiaries” provisions of the indenture by virtue of this compliance.

Notwithstanding any of the provisions described under the caption “—Covenants—Limitation on Dispositions of Capital Stock of Designated Subsidiaries”, any transaction that qualifies as a “Change in Control” under clause (1) of the definition thereof, a sale of all or substantially all our properties or assets and those of our subsidiaries, other than by merger, and results in a Change of Control Repurchase Event for which an offer to repurchase the notes is made in accordance with the provisions described under the caption “—Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event” shall be governed by the provisions described under the caption “—Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event” and/or the provisions described under the caption “—Covenants—Consolidation, Merger, Sale or Conveyance” and not by the provisions described under the caption “—Covenants—Limitation on Dispositions of Capital Stock of Designated Subsidiaries”.

For purposes of the notes:

“Additional Assets” means Capital Stock of an entity primarily engaged in or related to, or property used or useful in, the asset management businesses engaged in by us and our subsidiaries on May 21, 2012, or ancillary thereto.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, and in each case including economic equivalents (other than, solely for the purposes of the covenant described under “—Covenants—Limitation on Dispositions of Capital Stock of Designated Subsidiaries,” preferred stock that is nonparticipating, nonvoting and nonconvertible and reasonable amounts of shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, and in each case including economic equivalents, granted to our employees or employees of our subsidiaries not in connection with a Change of Control and solely in connection with bona fide employee incentive or retention programs).

“Credit Agreement” means the 5-Year Revolving Credit Agreement dated as of October 14, 2005, as amended and restated by the Amended Agreement dated as of February 11, 2010 among ourselves, as borrower, Citibank, N.A., as Administrative Agent and the other banks party thereto, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement governing Debt in the form of loans incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether a revolving credit facility, term loan facility or a combination thereof.

“Debt” means, with respect to any person (without duplication):

(a) the principal of and premium (if any) in respect of any obligation of such person for money borrowed, and any obligation evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable,

(b) all obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction entered into by such person,

(c) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

(d) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(e) all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee,

(f) all obligations of the type referred to in clauses (a) through (d) of other persons secured by any Lien on any property of such person (whether or not such obligation is assumed by such person), and

(g) to the extent not otherwise included in this definition, obligations pursuant to any interest rate agreement, currency exchange protection agreement, commodity price protection agreement or any other similar agreement or arrangement of such person.

“Designated Subsidiary” means any U.S. subsidiary of ours and each international subsidiary of ours that it manages which as a consolidated group accounted for more than 60% of our assets under management as of March 31, 2012, and any subsidiary that assumes the management of the assets managed by a Designated Subsidiary.

“Designated Subsidiary Stock Disposition” means (i) the sale or other disposition of any Capital Stock of a Designated Subsidiary by us or a subsidiary of us or (ii) the issuance of Capital Stock by a Designated Subsidiary if, after giving effect thereto, we and our subsidiaries own less than 80% of each series or class of the Capital Stock of such Designated Subsidiary; provided that a sale or other disposition of Capital Stock of a Designated Subsidiary or the issuance of Capital Stock of a Designated Subsidiary that would otherwise be a Designated Subsidiary Stock Disposition shall not be a Designated Subsidiary Stock Disposition so long as such sales, dispositions or issuances, measured cumulatively from the date of this prospectus to the date of such sale, disposition or issuance, relate to Capital Stock of one of more Designated Subsidiaries that manage in the aggregate, at their respective times of disposition, less than the lower of (a) $40 billion and (b) 10% of all Designated Subsidiaries’ assets under management on the last day of the calendar month preceding the applicable sale, disposition or issuance of Capital Stock.  The foregoing exception does not apply to a transaction, or series of transactions, that will exceed the threshold specified in the previous sentence.

“Disposition Amount” means the amount of cash and the fair market value of any other consideration received in a Designated Subsidiary Stock Disposition net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) attributable to the portion of the Capital Stock constituting such Designated Subsidiary Stock Disposition,

(2) provisions for taxes payable as a result of such Designated Subsidiary Stock Disposition attributable to the portion of the Capital Stock constituting such Designated Subsidiary Stock Disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements), and

(3) the amount of any payments that we estimate in good faith will be required to be made in respect of contingent liabilities directly attributable to such Designated Subsidiary Stock Disposition and retained by us or any subsidiary after such Designated Subsidiary Stock Disposition, provided that any amount remaining after adjustments, revaluations or liquidations of such contingent liabilities shall constitute a Disposition Amount, provided that if immediately prior to giving effect to such Designated Subsidiary Stock Disposition, we and our subsidiaries own 80% or greater of the class or series of Capital Stock that is the subject of such Designated Subsidiary Stock Disposition, the “Disposition Amount” shall be limited to the portion of the amount of cash and the fair market value of any other consideration attributable to the Capital Stock sold, otherwise disposed of or issued that results in ownership by us and our subsidiaries falling below 80% of the class or series of Capital Stock.  For example, if immediately prior to giving effect to a Designated Subsidiary Stock Disposition, we and our subsidiaries own 85% of the class or series of Capital Stock that is the subject of such Designated Subsidiary Stock Disposition and after giving effect to such Designated Subsidiary Stock Disposition, we and our subsidiaries own 70% of such class or series of Capital Stock, the Disposition Amount shall equal the amount of cash and the fair market value of any other consideration received in such Designated Subsidiary Stock Disposition, for 10% of the class or series of Capital Stock.

“Lien” means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

Limitation on Liens

We will not, and will not cause or permit any subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a Lien on any Voting Stock or profit participating equity interests of any Designated Subsidiary, without providing that the notes (together with, if we shall so determine, any other indebtedness of, or guarantee by, us ranking equally with the notes) will be secured equally and ratably with or prior to all other indebtedness secured by such Lien on the Voting Stock or profit participating equity interests of such Designated Subsidiary.  This covenant will not limit our ability or the ability of our subsidiaries to incur indebtedness or other obligations secured by Liens on assets other than the Voting Stock or profit participating equity interests of a Designated Subsidiary.

Consolidation, Merger, Sale or Conveyance.

The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any entity, unless:

•
the successor or transferee entity, if other than Legg Mason, is a corporation organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding debt securities of Legg Mason and the performance of every covenant and obligation in the indenture to be performed or observed by Legg Mason;

•
immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•
Legg Mason has delivered to the trustee an officer’s certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for Legg Mason as obligor on the debt securities with the same effect as if it had been named in the indenture as Legg Mason.

No Sinking Fund

The notes will not be subject to any sinking fund.

Events of Default

An event of default is defined in the indenture with respect to the debt securities of any series issued under the indenture as:

(a) default for 30 days in payment of any interest on the debt securities of such series when it becomes due and payable;

(b) default in payment of principal of or any premium on the debt securities of such series at maturity or upon redemption or repayment when the same becomes due and payable;

(c) failure to observe or perform any other covenant or agreement with respect to the debt securities of such series for 60 days after we receive notice of such failure;

(d) a default under any debt for borrowed money by Legg Mason or any subsidiary that results in the acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount of at least $50.0 million or its foreign currency equivalent at the time and such acceleration has not been rescinded or annulled, or debt paid, within 30 days after notice to us by the trustee or holders of 25% or more in aggregate principal amount of the then outstanding debt securities of such series;

(e) certain events of bankruptcy, insolvency and reorganization of Legg Mason; and

(f) any other event of default provided with respect to the debt securities of such series.

If an event of default with respect to the indenture described in clause (a), (b), (c), (d) or (f) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the applicable series may declare the principal amount of the debt securities of the applicable series then outstanding, and any accrued and unpaid interest through the date of such declaration, to be due and payable immediately.

The indenture provides that upon certain conditions such declarations may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the debt securities of the applicable series.

The indenture provides that if an event of default described in clause (e) above has occurred and is continuing, then the principal amount of all debt securities issued under the indenture, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

Under the indenture, the trustee must give to the holders of debt securities of any series notice of all uncured defaults known to it with respect to the debt securities of such series within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payments of principal of or any premium or interest on any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the holders of such debt securities.

No holder of any debt securities may institute any action under the indenture unless:

•	such holder has given the trustee written notice of a continuing event of default with respect to the debt securities;

•
the holders of not less than 25% in aggregate principal amount of the debt securities of the applicable series, or, in the case of an event of default with respect to the indenture described in clause (e) above, the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture, have requested the trustee to institute proceedings in respect of such event of default;

•	such holder or holders have offered the trustee such indemnity as the trustee may reasonably require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•
no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of such debt securities, or, in the case of an event of default with respect to clause (e) above, by the holders of a majority in aggregate principal amount of all outstanding debt securities issued under the indenture.

The holders of a majority in aggregate principal amount of the debt securities of any series and, in the case of an event of default with respect to clause (e) above, the holders of a majority in aggregate principal amount of all outstanding debt securities issued under the indenture, will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.  The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs.  The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

We must furnish to the trustee within 120 days after the end of each fiscal year a statement signed by an officer to the effect that a review of our activities during such year and our performance under the indenture and the terms of the debt securities has been made, and, to the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

Modification of the Indenture

We and the trustee may, without the consent of the holders of the debt securities issued under the indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

•	to evidence the succession of another corporation to Legg Mason and the assumption by such successor of its obligations under the indenture and the debt securities;

•	to add covenants of Legg Mason or surrender of any of our rights, or add any rights for the benefit of the holders of debt securities;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to establish the form or terms of any other series of debt securities;

•
to evidence and provide the acceptance of any successor trustee with respect to the debt securities or one or more other series of debt securities under the indenture or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the indenture; and

•	to provide any additional events of default.

With certain exceptions, the indenture or the rights of the holders of the debt securities issued thereunder may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities then outstanding affected thereby, except that the indenture insofar as it affects the notes and the rights of the holders of the notes may be modified by us and the trustee only with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding affected thereby.  Notwithstanding the foregoing, no such modification may be made without the consent of the holder of each outstanding debt security affected thereby that would:

•
change the maturity of the principal of, or any premium on, or any installment of principal of or interest on any debt securities, or reduce the principal amount or any premium or the rate or manner of calculating interest or any premium payable upon redemption or repayment of any debt securities, or change the dates or periods for any redemption or repayment or change any place of payment where, or the coin or currency in which, any principal, premium or interest is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption or repayment date);

•
reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

•
modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each of the outstanding debt securities affected thereby.

Defeasance

The notes will be subject to the following provisions of covenant defeasance and full defeasance.

Covenant Defeasance.

Under current United States federal income tax law, Legg Mason may be able to make the deposit described below and be released from some of the restrictive covenants in the indenture without causing a taxable event.  This is called “covenant defeasance”.  In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your notes.  In order to achieve covenant defeasance, we must do the following:

•
Deposit in trust for the benefit of all holders of the notes a combination of money and government or government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the notes on the due date for the notes.

•
Deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid such notes ourselves at maturity.

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment.  In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the notes became immediately due and payable, there might be a shortfall.  Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance.  If there is a change in United States federal income tax law or we obtain an Internal Revenue Service (“IRS”) ruling, as described below, we can legally release ourselves from all payment and other obligations on the notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•
We must deposit in trust for the benefit of all holders of the notes a combination of money and government or government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the notes on the due date for the notes.

•
We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal income tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves at maturity.  Under current United States federal income tax law, the deposit and our legal release from the notes would be treated as though we paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your notes and you would recognize gain or loss on your notes at the time of the deposit.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the notes.  You could not look to us for repayment in the unlikely event of any shortfall.  Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Legal defeasance and full defeasance are both subject to certain conditions, such as no default or event of default occurring and continuing, and no breach of any material agreement.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture in respect of the notes by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent after the notes have become due and payable (or will become due and payable at stated maturity within one year or to be called for redemption within one year), whether at stated maturity, or any redemption or repayment date, or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture with the respect of the notes.

Book-Entry, Delivery and Form

We issued the unregistered notes in the form of global securities registered in the name of a nominee of DTC.  Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof without interest coupons (the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.  DTC will be depository for the Global Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.  Beneficial interests in the Global Notes may be exchanged for notes in certificated form.  See “—Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if: (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case we fail to appoint a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary; (2) we determine not to have the notes represented by a Global Note and provide written notice thereof to the trustee; or (3) there shall have occurred and be continuing a default or Event of Default with respect to the notes and DTC requests such exchange.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience.  These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.  We and the trustee take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants.  The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations.  Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).  DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC.  Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system.  All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.  Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own.  Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent.  Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture.  Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes.  Consequently, neither we, the trustee, nor any agent of ours or the trustee’s has or will have any responsibility or liability for: (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date.  Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC.  Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us.  Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system.

Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction.  However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time.  Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Resignation of Trustee

The trustee may resign or be removed at any time provided that a successor trustee is appointed to act with respect to the notes.

The Trustee Under the Indenture

The Bank of New York Mellon is the trustee under the indenture.  The Bank of New York Mellon may be one of a number of banks with which we maintain ordinary banking relationships and from which we may obtain credit facilities and lines of credit in the future.  The Bank of New York Mellon may also serve as trustee under other indentures under which we are the obligor in the future.  The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Applicable Law

The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of an exchange of unregistered notes for exchange notes pursuant to this exchange offer.  This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations.  This discussion does not address all of the tax considerations that may be relevant to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules.  This summary does not consider any tax consequences arising under U.S. alternative minimum tax law, U.S. federal gift and estate tax law or under the laws of any foreign, state, local or other jurisdiction.  Each holder should consult its own independent tax advisor regarding its particular situation and the federal, state, local and foreign tax consequences of exchanging the unregistered notes for exchange notes and purchasing, holding and disposing of the exchange notes, including the consequences of any proposed change in applicable laws.

The exchange of unregistered notes for exchange notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes.  Consequently, for such purposes a holder will not recognize gain upon receipt of an exchange note in exchange for unregistered notes in the exchange offer, the holder’s adjusted tax basis (and adjusted issue price) in the exchange note received in the exchange offer will be the same as its adjusted tax basis (and adjusted issue price) in the corresponding unregistered note immediately before the exchange, and the holder’s holding period in the exchange note will include its holding period in the unregistered note.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days after the consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, until 180 days after the consummation of this exchange offer, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.  Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.  Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to this exchange offer, except any underwriting discounts, commissions and transfer taxes, if any, relating to the sale or other disposition of any exchange notes by any holder and any legal fees and expenses of any holder, initial purchaser or any underwriter, and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

With respect to matters of Maryland law, the validity of the exchange notes being offered hereby will be passed upon for us by Thomas C. Merchant, Esq., our Secretary and General Counsel, Corporate.  With respect to matters of New York law, the validity of the exchange notes being offered hereby will be passed upon for us by Shearman & Sterling LLP.  Mr. Merchant beneficially owns, or has rights to acquire under our employee benefit plans, less than one percent of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended March 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC.  You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.  Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LM.”  Information about us also is available at the NYSE.

This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information.  All of the summaries are qualified in their entirety by the actual documents.  Statements in this prospectus concerning any document we filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings.  You should review the complete document to evaluate these statements.  As of the date of this prospectus, we do not have any registration statement for the sale or exchange of any securities being reviewed by, or otherwise pending with, the SEC, nor have we received any comments from the SEC regarding any of our filings with the SEC that remain unresolved.

We have incorporated by reference information into this prospectus.  The information that we incorporate by reference in this prospectus is considered to be part of this prospectus.  Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and filings may modify or supersede some of the information included or incorporated in this prospectus.  This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.  We incorporate by reference the documents listed below, any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of securities offered by this prospectus has been completed:

•	Annual Report on Form 10-K for the year ended March 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012 and September 30, 2012;

•
Definitive proxy statement on Schedule 14A filed on June 13, 2012, but only to the extent that such proxy statement was incorporated by reference into our annual report on Form 10-K for the fiscal year ended March 31, 2012; and

•	Current reports on Form 8-K filed on May 17, 2012, May 22, 2012, May 23, 2012, June 28, 2012, July 26, 2012, September 14, 2012, September 19, 2012, December 13, 2012 and January 22, 2013.

You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

Legg Mason, Inc.
100 International Drive
Baltimore, Maryland 21202
Attn: Corporate Secretary
(410) 539-0000

Exhibits to these filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

Any request for documents should be made by                     , 2013, which is five business days before the expiration date of the exchange offer, to ensure timely delivery of the documents prior to the expiration of the exchange offer.

Information in this prospectus is current only as of the date hereof and information incorporated by reference into this prospectus is only current as of the date of such information.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                Indemnification of Directors and Officers

The registrant’s articles of incorporation, as amended, state that unless the registrant’s bylaws otherwise provide, no indemnification shall be provided to any officer, director, employee or agent of any predecessor of the registrant.  The registrant’s bylaws, as amended, provide that to the maximum extent permitted by Maryland law in effect from time to time, the registrant shall indemnify, and, without requiring a preliminary determination as to the ultimate entitlement of the individual to be indemnified, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the registrant and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director, officer or employee of the registrant, and at the request of the registrant, serves or has served another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, manager or officer of such corporation or as a partner or trustee of such partnership, joint venture, trust or employee benefit plan. The registrant may, with the approval of its board of directors, or any duly authorized committee thereof, provide such indemnification and advancement of expenses to a person who served a predecessor of the registrant in any of the capacities described in (a) or (b) above and to any employee or agent of the registrant or a predecessor of the registrant.  The rights to indemnification and advance of expenses provided by the registrant’s articles of incorporation and bylaws shall vest immediately upon election of a director or officer.  The indemnification and payment of expenses provided in the registrant’s bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled to under any bylaw, resolution, insurance, agreement or otherwise.

In addition, the registrant’s articles of incorporation, as amended, provide that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made a party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful.  However, if the proceeding is a derivative suit in favor of the corporation, indemnification may not be made if the individual is adjudged to be liable to the corporation.  In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct.  Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute.  The statute also provides for indemnification of directors and officers by court order.  The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.

The registrant’s officers and directors are insured against certain liabilities under certain policies maintained by the registrant with aggregate coverage of $175,000,000.

The foregoing summaries are subject to the complete text of the statute, bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 21.   Exhibits and Financial Statement Schedules

(a) Exhibits

See the index to exhibits that appears immediately following the signature pages to this registration statement.

(b) Financial Statement Schedules:

None.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post‑effective amendment to the registration statement;

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑ effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)           To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)           To supply by means of a post‑effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of Baltimore, State of Maryland, on January 23, 2013.

Legg Mason, Inc. (registrant)

By:	/s/ JOSEPH A. SULLIVAN
Joseph A. Sullivan
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ JOSEPH A SULLIVAN	Interim Chief Executive Officer (Principal Executive Officer)	January 23, 2013
Joseph A. Sullivan

*	Chief Financial Officer and Senior Executive Vice President (Principal Financial and Accounting Officer)	January 23, 2013
Peter H. Nachtwey

*	Director	January 23, 2013
Harold L. Adams

*	Director	January 23, 2013
Robert E. Angelica

*	Director	January 23, 2013
Dennis R. Beresford

*	Director	January 23, 2013
John T. Cahill

*	Director	January 23, 2013
Barry W. Huff

*	Director	January 23, 2013
John E. Koerner, III

*	Director	January 23, 2013
Cheryl Gordon Krongard

*	Director	January 23, 2013
Nelson Peltz

*	Director	January 23, 2013
W. Allen Reed

*	Director	January 23, 2013
Margaret Milner Richardson

*	Director	January 23, 2013
Nicholas J. St. George

*	Director	January 23, 2013
Kurt L. Schmoke

* By:	/s/ THOMAS C. MERCHANT
Thomas C. Merchant
Attorney-in-Fact

INDEX TO EXHIBITS
Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation of Legg Mason, Inc., as amended (incorporated by reference to Legg Mason’s Current Report on Form 8-K for the event on July 26, 2011)
3.2	By-laws of Legg Mason, Inc., as amended and restated July 26, 2011 (incorporated by reference to Legg Mason’s Current Report on Form 8-K for the event on July 26, 2011)
4.1
Base Indenture, dated as of May 21, 2012, between Legg Mason, Inc. and The Bank of New York Mellon, as trustee, with respect to the 5.5 % senior notes due May 21, 2019 (incorporated by reference to Legg Mason’s Current Report on Form 8-K filed on May 22, 2012)

4.2
Supplemental Indenture, dated as of May 21, 2012, between Legg Mason, Inc. and The Bank of New York Mellon, as trustee, with respect to the 5.5% senior notes due May 21, 2019 (incorporated by reference to Legg Mason’s Current Report on Form 8-K filed on May 22, 2012)

4.3
Notes Registration Rights Agreement, dated as of May 21, 2012, among Legg Mason, Inc., and Citigroup Global Markets Inc. and Morgan Stanley & Co., LLC, as representatives of the several initial purchasers of the 5.5% senior notes due May 21, 2019 (incorporated by reference to Legg Mason’s Current Report on Form 8-K filed on May 22, 2012)

5.1	Opinion of Thomas C. Merchant, Esq. as to the legality of the securities being registered**
5.2	Opinion of Shearman & Sterling LLP as to the legality of the securities being registered**
12
Statement re: Computation of Consolidated Ratios of Earnings to Fixed Charges (incorporated by reference to Legg Mason’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 6, 2012)

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Thomas C. Merchant, Esq. (included in Exhibit 5.1)**
23.3	Consent of Shearman & Sterling LLP (included in Exhibit 5.2)**
24	Powers of Attorney**
25	The Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee**
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Clients*
99.4	Form of Letter to Registered Holders*
99.5	Form of Letter to Registered Holder from Beneficial Owner*
_______________________
  *           Filed herewith.
**           Previously filed.